UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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COMMERCIAL VEHICLE GROUP, INC.

7800 Walton Parkway

New Albany, Ohio 43054

Telephone: (614) 289-5360

April     , 2015

Dear Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders, which will be held on Friday, May 15, 2015, at 1:00 p.m. (Eastern Time) at the Courtyard by Marriott Columbus-New Albany, located at 5211 Forest Drive, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2014 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide additional information concerning the annual meeting. If you would like another copy of the 2014 Annual Report, please contact Brent A. Walters, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, and one will be mailed to you.

As indicated in our 2014 Annual Report on Form 10-K and this proxy statement, 2014 was another year of transition for Commercial Vehicle Group. In the third quarter ended September 30, 2014, we concluded our long-term strategic planning process known as CVG 2020. CVG 2020 is a roadmap by product, geographic region, and end market to guide resource allocation and other decision making to achieve our 2020 goals. The overarching financial goal of CVG 2020 is to deliver top quartile total shareholder return.

At this year’s annual meeting, the agenda includes:

1.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors;

2.	If Proposal 1 is approved by the Company’s stockholders, election of two Class II directors to hold office until the 2016 Annual Meeting of Stockholders; or if Proposal 1 is not approved by the Company’s stockholders, election of two Class II directors to hold office until the 2018 Annual Meeting of Stockholders;

3.	Approval of an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

4.	A vote on a non-binding advisory proposal on the compensation of our named executive officers; and

5.	A proposal to ratify the appointment of our independent registered public accounting firm.

The Board of Directors recommends that you vote FOR each of these proposals. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy and vote in person.

As we turn to 2015, we are focused on executing our strategic plan. CVG remains well positioned to take advantage of long term growth opportunities in key markets. I look forward to seeing you at the annual meeting and sharing the results of our efforts with you throughout the coming year.

Sincerely,

Richard P. Lavin

President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2015

1:00 p.m. ET

The 2015 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Friday, May 15, 2015, at 1:00 p.m. ET, at the Courtyard by Marriott Columbus-New Albany located at 5211 Forest Drive, New Albany, OH 43054.

The annual meeting is being held for the following purposes:

1.	To adopt and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors;

2.	If Proposal 1 is approved by the Company’s stockholders, to elect two Class II directors to hold office until the 2016 Annual Meeting of Stockholders; or if Proposal 1 is not approved by the Company’s stockholders, to elect two Class II directors to hold office until the 2018 Annual Meeting of Stockholders;

3.	To adopt and approve an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

4.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement;

5.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2015; and

6.	To consider any other matters or transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

These items are fully discussed in the following pages. Only stockholders of record at the close of business on March 26, 2015, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2014 Annual Report on Form 10-K. The 2014 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Brent A. Walters

Senior Vice President, General Counsel,

Chief Compliance Officer and Secretary

April     , 2015

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

Page
QUESTIONS AND ANSWERS ABOUT VOTING	i
PROXY STATEMENT	1
Special Procedures at the Annual Meeting Regarding Board Declassification	1
Voting and Revocability of Proxies	1
Record Date and Share Ownership	2
PROPOSAL NO. 1 — ADOPTION AND APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	2
Recommendation of the Board	3
PROPOSAL NO. 2 — ELECTION OF DIRECTORS	3
Corporate Governance	6
Recommendation of the Board	11
PROPOSAL NO. 3 — ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	11
Recommendation of the Board	13
PROPOSAL NO. 4 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	13
Recommendation of the Board	14
PROPOSAL NO. 5 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
Principal Accountant Fees and Services	14
Recommendation of the Board	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
EXECUTIVE COMPENSATION	19
2014 Summary Compensation Table	34
2014 Grants of Plan-Based Awards Table	36
2014 Option Exercises and Stock Vested Table	37
2014 Deferred Compensation Table	38
Potential Payments Upon Termination or Change-in-Control Table	39
2014 Director Compensation Table	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
AUDIT COMMITTEE REPORT	44
SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION	45
OTHER MATTERS	46
BOARD DECLASSIFICATION AMENDMENT: CERTIFICATE OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1
EXCLUSIVE FORUM AMENDMENT: AMENDED AND RESTATED BY-LAWS	B-1

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 26, 2015 (the record date) are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April , 2015 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote on each matter to come before the annual meeting.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in four ways:

1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

2) You can vote over the internet, OR

3) By telephone, OR

4) You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted FOR the amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors, FOR the election of all nominees named in this proxy statement, FOR the amendment to our Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote by Internet?

A:	By logging onto www.investorvote.com/cvgi and following the instructions.

Q:	How do I vote by telephone?

A:	By dialing 1-800-652-VOTE(8683) and following the instructions.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	Who can attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

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Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the General Counsel and Secretary at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card.

Third, you can attend the annual meeting and vote in person.

Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	What items of business will be voted on at the Annual Meeting?

A:	We are holding the Annual Meeting in order to: (1) adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors; (2) if Proposal 1 is approved by our stockholders, elect two directors for the ensuing year, or if Proposal 1 is not approved by our stockholders, elect two directors for the ensuing three years; (3) adopt and approve an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions; (4) hold an advisory (non-binding) vote concerning our executive compensation program; and (5) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors. If for any reason any of the nominees is not available as a candidate for director, the person named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	How are votes counted?

A:

Stockholders of record of our common stock as of the close of business on March 26, 2015 are entitled to vote at the annual meeting. As of March 26, 2015, there were 30,026,360 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as amending the Amended and Restated Certificate of Incorporation, approval of the compensation of our named executive officers, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year. Under Delaware law, “broker non-votes” are also

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counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and CVG’s 2014 Annual Report on Form 10-K electronically?

A:	The proxy statement and our 2014 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through our transfer agent’s website at www.edocumentview.com/ cvgi.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 15, 2015.

This proxy statement and our 2014 Annual Report are available at www.cvgrp.com/proxy and at www.edocumentview.com/cvgi.

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PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 15, 2015 and at any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April __, 2015. References in this Proxy Statement to “Company,” “we,” “our,” or “us” refer to CVG, unless otherwise noted.

Special Procedures at the Annual Meeting Regarding Board Declassification

At the Annual Meeting, our stockholders will be asked to vote on a proposal to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors (which we refer to as “Proposal 1” or the “Board Declassification Proposal”). Our Board is currently divided into three classes, with each class of directors serving a staggered term, so that the term of only one class expires at each annual meeting of stockholders and each class is elected to a three-year term. In order to commence the transition to a declassified Board at the Annual Meeting, we intend to present and vote upon Proposal 1 (the Board Declassification Proposal) prior to voting on Proposal 2 (the election of directors). If our stockholders approve the Board Declassification Proposal, immediately after the vote on the Board Declassification Proposal, the Annual Meeting will be recessed briefly so that a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), reflecting the amendments that the stockholders have approved at the Annual Meeting, may be filed with the Secretary of State of the State of Delaware. After the Certificate of Amendment is accepted for record by the Secretary of State of the State of Delaware, the Annual Meeting will be reconvened and the directors standing for re-election at the Annual Meeting will be elected for one-year terms.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors;

2.	FOR the nominees for directors named in this proxy statement;

3.	FOR the amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

4.	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement; and

5.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2015.

In addition, if other matters come before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, the persons named in the accompanying form of proxy will determine how to vote on those matters in their discretion.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to our General Counsel and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the Annual Meeting and voting in person.

At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.

The two nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and “broker non-votes,” have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

The proposal to amend the Company’s Amended and Restated Certificate of Incorporation and the proposal to amend the Company’s Amended and Restated By-Laws both require the favorable vote of at least 66-2/3% of the shares of our common stock outstanding on the record date entitled to vote at the Annual Meeting. All other matters to be considered at the Annual Meeting require the favorable vote of a majority of the shares present either in person or by proxy at the Annual Meeting. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. “Broker non-votes” in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on our books at the close of business on March 26, 2015 will be entitled to vote at the Annual Meeting. On that date, we had 30,026,360 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, OH 43054, for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1: ADOPTION AND APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Currently, the Company’s Amended and Restated Certificate of Incorporation divides Board members into three classes. One class of directors is elected at each annual meeting of stockholders, with each director in that class to hold office for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected.

After careful consideration, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is advisable and in the best interests of the Company’s stockholders to amend the Company’s Amended and Restated Certificate of Incorporation to declassify the Board to allow stockholders, following the completion of the declassification, to vote on the election of the entire Board each year, rather than on a staggered basis. The proposed amendments to the Certificate are set forth in Appendix A to this Proxy Statement.

If Proposal 1 is approved by the stockholders, a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), reflecting the amendments that the stockholders have approved at the Annual Meeting, will be filed with the Secretary of State of the State of Delaware, and the directors elected at this year’s Annual Meeting, will each serve for a one-year term expiring at the 2016 annual meeting of stockholders. To comply with Delaware law, the amendments to our Amended and Restated Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the Certificate of Amendment. Accordingly, all directors elected at or prior to the 2014

Annual Meeting will serve the remainder of their current terms, but that class of directors will become subject to election on an annual basis for a one-year term following the expiration of their current terms. Vacancies which may occur in between annual meetings as a result of the death, resignation, removal or disqualification of any director may be filled by the Board and each director so appointed shall serve for the remainder of the term of his or her predecessor in office. The Board may fill any vacancy resulting from an increase in the total number of directors comprising the Board, and any director so appointed should serve for a term expiring at the next annual meeting following such appointment.

If the stockholders do not approve Proposal 1, then the Board will remain classified, with directors of each class serving a term of three years, and the term of the directors standing for election at this year’s Annual Meeting, if elected, will expire at the 2018 annual meeting of stockholders.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

Considerations of the Board

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company. Additionally, classified boards may motivate potential acquirors seeking control of the Company to initiate arms-length discussions with the Board, rather than engaging in unsolicited or coercive takeover tactics.

While the Board continues to believe these are important considerations, the Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to evaluate directors’ performances annually. Moreover, many stockholders believe that the annual election of directors is important for them to influence corporate governance policies and ensure that directors hold management accountable.

In determining whether to support declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be advisable and in the best interests of the Company and its stockholders to amend the Certificate to declassify the Board.

This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of our Certificate, as amended by the attached proposed amendment to this proxy statement as Appendix A, and the Certificate attached has been marked to show the proposed changes to declassify the Board.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

Vote Required

The proposal to amend the Company’s Amended and Restated Certificate of Incorporation requires the favorable vote of at least 66-2/3% of the shares of our common stock outstanding on the record date entitled to vote at the meeting.

PROPOSAL NO. 2 — ELECTION OF DIRECTORS

The Board currently consists of seven directors and is divided into three classes, with two directors in Class I, two directors in Class II and three directors in Class III, and the term of each class expires in a different year. Our Class I directors are David R. Bovee and Richard P. Lavin, with a term of office expiring at our 2017 annual meeting of stockholders, our Class II directors are Harold C. Bevis and Roger L. Fix, with a term of office expiring at the Annual Meeting, and our Class III directors are Scott C. Arves, Robert C. Griffin and Richard A. Snell, with a term of office expiring at our 2016 annual meeting of stockholders.

As explained in further detail in Proposal 1, we are proposing an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors.

If our stockholders approve the Board Declassification Proposal, immediately after the vote to declassify the Board, the Annual Meeting will be recessed briefly so that the Certificate of Amendment, reflecting the amendments that the stockholders approved at the Annual Meeting, may be filed with the Secretary of State of the State of Delaware. After the Certificate of Amendment is accepted for record by the Secretary of State of the State of Delaware, the Annual Meeting will be reconvened and the directors standing for re-election at the Annual Meeting will be elected for one-year terms.

If Proposal 1 is approved by the Company’s stockholders, Harold C. Bevis and Roger L. Fix, the nominees standing for election at the Annual Meeting, will, if elected, serve for a term expiring at the annual meeting in 2016. If Proposal 1 is not approved by the Company’s stockholders, the Company’s Amended and Restated Certificate of Incorporation will not be amended, and the nominees will, if elected, serve for a term expiring at the annual meeting in 2018 and until their successors are elected and qualified or until their earlier death, removal, disqualification or resignation.

The Board has nominated two nominees set forth below, each of whom has agreed to be named in this proxy statement and to serve as a director if elected and each of whom has been nominated by a non-management director of the Nominating and Corporate Governance Committee. The nominees currently serve as directors of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our directors not subject to reelection at the Annual Meeting is set forth below:

Name	Age	Position
Richard A. Snell(4)	73	Chairman and Director
Richard P. Lavin	62	President, Chief Executive Officer and Director
Scott C. Arves(1)(3)(4)	58	Director
Harold C. Bevis(1)(2)(4)	55	Director
David R. Bovee(2)(3)(4)	65	Director
Roger L. Fix(1)(3)(4)	61	Director
Robert C. Griffin(1)(2)(4)	67	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters to serve our company and our stockholders. The directors also serve as counselors and critics to management.

Class II Directors — Director Nominees

Harold C. Bevis has served as a Director since June 2014. He has 30 years of experience including 20 years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 14 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15 years and private companies for 15 years. Mr. Bevis is currently President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) since August 2012. Prior to that from August 2010 to April 2012, he served as the Chairman and Chief Executive Officer of Prolamina Corporation. Prior to that from October 2003 to December 2009, he served as Chief Executive Officer, President and director of Pliant Corporation. He has led three successful multi-year operational turnarounds and has started one company. He has led 114 manufacturing plants and operating teams in 21 countries. He has extensive experience in global mergers, acquisitions and divestiture transactions, as well as many types of capital market transactions. He has received many personal leadership awards including the Illinois Community Service Award for his work with the Special Olympics. Mr. Bevis also serves on the State of North Carolina Chamber of Commerce Manufacturing Council, and the City of Raleigh, North Carolina Chamber of Commerce Board of Advisors. Mr. Bevis earned a BS degree in engineering from Iowa State University and an MBA degree from Columbia University.

Roger L. Fix has served as a Director since June 2014. Mr. Fix currently serves as the non-executive chairman of the board of directors of Standex International Corporation. Mr. Fix was previously President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Mr. Fix has served as a director of Flowserve Corporation since 2006 and serves as the Chairman of the Corporate Nominating and Governance Committee and a member of the Audit Committee. In his role as CEO, Mr. Fix has extensive experience in P&L management, international business, M&A transactions, restructuring programs and operational improvement programs. Mr. Fix has a BS in Mechanical Engineering from the University of Nebraska and a MS in Mechanical Engineering from the University of Texas.

Directors Continuing in Office

Class I Directors

David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on our Board.

Richard P. Lavin has served as director since August 2013 and as President and Chief Executive Officer since May 2013. Prior to joining us in May 2013, Mr. Lavin was the Group President of Construction Industries and Growth Markets at Caterpillar Inc. from December 2007 to December 2012. Mr. Lavin served as Vice President of Human Resources for Caterpillar Inc. from 2001 to 2004 and served as its Vice President of Operations for Asia Pacific Division from July 2004 to December 2007. From 1984 to 2001, Mr. Lavin served in a number of key leadership roles at Caterpillar including Product Manager, Director of Corporate Human and Labor Relations, Director of Compensation and Benefits and Attorney. Mr. Lavin has been a Director for USG Corporation since November 2009 and ITT Corporation since May 2013. Mr. Lavin served as a Director of the US-China Business Council, the US-India Business Council and the US-Korea Business Council. Mr. Lavin also was a member of The Conference Board and the Chicago Council on Global Affairs. Mr. Lavin served on the International Advisory Council of Guanghua School of Management at Peking University and serves on the Board of Trustees at Bradley University.

Class III Directors

Scott C. Arves has served as a Director since July 2005. Since January 2007, Mr. Arves has served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings nearly 33 years of transportation experience to his role as Director, including 20 years of profit and loss responsibility and 16 years as a Division President or Chief Executive Officer.

Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Banc of America Securities LLC and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of Sunair Services Corporation from February 2008 until its sale in December 2009 and as a member of their Audit Committee and Chairman of their Special Committee. Mr. Griffin served as a Director of GSE Holding, Inc., from December 2011 to August 2014 where he was Chairman of the Board and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Griffin currently serves as a Director of Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Nominating Committee and was Chairman of their Special Committee in 2009, and as a Director of The J. G. Wentworth Company where he is currently Chairman of the Audit Committee. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.

Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. since May 2005 and as an Operating Partner at HCI Partners since 2003. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.

Resignation of a Director

On February 5, 2014, Arnold B. Siemer, 76 years old, a Class II director of the Board of Directors of the Company since November 2011, informed the Company that he is resigning from the Board of the Company effective immediately. Mr. Siemer’s resignation from the Board was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Siemer was of the opinion that his other business endeavors were beginning to take time away from his ability to serve on the Board of the Company. Prior to Mr. Siemer’s resignation, Mr. Siemer served on our Compensation Committee and Nominating and Corporate Governance Committee.

Passing of a Director

S.A. (“Tony”) Johnson, a Class II director of the Board of Directors of the Company since 2000, passed away on November 16, 2014 at the age of 74. Prior to Mr. Johnson’s passing, Mr. Johnson served on our Compensation Committee and Nominating and Corporate Governance Committee.

Corporate Governance

Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bevis, Bovee, Fix, Griffin, and Snell are “independent” directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (NASDAQ) marketplace rules. In determining that Mr. Snell is independent, the board of directors considered that Mr. Snell is an operating partner of HCI Equity Partners, the controlling shareholder of Roadrunner Transportation Systems, Inc. (“RRTS”), to which we made payments (net of pass through payments to other third party freight service providers) for the year ended December 31, 2014, and concluded that these transactions did not impair Mr. Snell’s independence. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We are confident that this structure is optimal at this time as it allows the President and CEO to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and directors.

Our Board currently has six independent members and only one non-independent member, the President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but the President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, and finance.

Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2014, our independent directors met in executive session four times. Since fiscal year end, our independent directors have met in executive session one time.

Corporate Governance Guidelines

The Board adopted corporate governance guidelines on March 8, 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended on March 19, 2013. The guidelines are posted on our website at www.cvgrp.com.

We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.

The Role of the Board in Risk Oversight

As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees

The Board held four regular quarterly meetings during fiscal year 2014. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were then serving on the Board attended 75% or more of the total number of meetings of the Board and committees for which they served, except for Mr. Johnson, who passed away in November 2014.

The Board has a policy that members of the Board are encouraged to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2014 Annual Meeting of Stockholders, except for Mr. Johnson who passed away in November 2014.

Audit Committee

Our Audit Committee is comprised of Messrs. Bevis, Bovee and Griffin (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Mr. Griffin has been named as our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for:

•	The appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•

Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and assessing the adequacy of our formal written charter on an annual basis; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. The Audit Committee met seven times during fiscal 2014.

KPMG LLP currently serves as our independent registered public accounting firm.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Arves (Chairman), Bevis, Fix, and Griffin, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Compensation Committee is responsible for:

•	Reviewing the performance of the President and CEO on an annual basis;

•	Reviewing and determining the compensation of the President and CEO and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•

Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”) and the Management Stock Option Plan (the “2004 Stock Option Plan”);

•

Reviewing and discussing with management the compensation discussion and analysis and recommending to the Board whether the compensation discussion and analysis should be included in our annual proxy statement;

•	Reviewing and assessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met six times during fiscal year 2014.

Compensation Committee Interaction with Compensation Consultants

During 2014, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and various aspects of this proxy statement. The Compensation Committee continues to retain PM&P in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains PM&P, PM&P interacts directly with our executive officers when necessary and appropriate. PM&P’s advisory services included providing industry and Compensation Peer Group benchmark data and presenting compensation plan design alternatives to the Committee for consideration. The Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that PM&P was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P.

Compensation Committee Interaction With Management

Certain of our officers, including but not limited to, the President and CEO, Chief Financial Officer and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.

The Chairman of the Board and the Chairman of the Compensation Committee met with the President and CEO in the first quarter of 2015 to review his performance for 2014 based on a performance appraisal completed in December 2014 by all of the non-management Board members.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Arves, Bovee (Chairman), and Fix, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Nominating and Corporate Governance Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	Such other matters that are designated by the Committee charter or our Board.

Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal year 2014.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.

The Nominating and Corporate Governance Committee has used, to date, both an informal process and a formal process to identify potential candidates for nomination as directors. In the informal process, candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. In the formal process, the Nominating and Corporate Governance Committee has retained an executive search firm to identify potential candidates for consideration by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Desired personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.

Compensation Policies and Practices

Our philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives on which incentive awards are tied may include product development, revenue growth, cash flow, operating and cost objectives and strategic initiatives to encourage assertiveness and ingenuity, in each case without rewarding excessive or unnecessary risk taking. Incentive eligibility for the 2014 plan year was based solely on consolidated and divisional financial performance goals. Bonus eligibility for 2014 was based on the Company’s achievement of net sales, operating profit margin, and return on average invested capital (“ROAIC”).

Net sales, and operating profit margin are defined as used on our financial statements. ROAIC equals net income divided by average long-term debt less cash plus equity. The financial performance metrics designated by the Compensation Committee for the 2015 annual incentive plan includes revenue growth, operating profit margin, and Operating Profit After Capital Charge (“OPACC”); including business unit performance metrics incorporated for business unit participants. OPACC equals operating profit less capital charge (total assets less total liabilities less long-term debt) times cost of capital. The Compensation Committee also sets an upper limit on the incentive award opportunities. The Company has adopted executive stock ownership guidelines and anti-hedging policies to further mitigate against the possibility of unnecessary risk taking.

Communication with the Board

Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics

The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.

Insider Trading Policy

We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.

Board Policy on Stockholder Rights Plans

The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our web site at www.cvgrp.com.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Vote Required

The two persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and “broker non-votes” will have no effect on the vote for the election of directors.

PROPOSAL NO. 3 — ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board is proposing an amendment to the Company’s Amended and Restated By-Laws to add a new Article VII (renumbering the current Article VII as Article VIII) designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company. This designation of the Court of Chancery would apply to (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (as either may be amended from time to time), or (iv) any action asserting another violation of Delaware decisional law relating to the internal affairs of the Company. This would not include actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

The amendment is intended to avoid subjecting the Company to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, the Company’s state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and its stockholders.

Specifically, the Company and its stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, the Company and its stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

If Proposal 3 is approved by the stockholders, the amendment to the Company’s Amended and Restated By-Laws will be effective immediately. If Proposal 3 is not approved by the stockholders, the amendment will not become effective.

Considerations of the Board

The Board believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. For these reasons, the Board believes that providing for Delaware as the exclusive forum for the types of disputes listed in the Amendment is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Board determines that the Company’s interests and those of its stockholders would best be served by permitting such a dispute to proceed in a forum other than the courts designated in the Amendment.

The Board is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is more prudent and in the best interest of stockholders to take preventive measures before the Company and the interests of most of its stockholders are materially harmed by the increasing practice of the plaintiff’s bar to file claims in multiple jurisdictions. It is important to note that this action by the Board is not being taken in reaction to any specific litigation confronting the company; rather, this action is being taken on a prospective basis to prevent potential future harm to the Company and its stockholders.

The Board does not believe that the proposed amendment presents any material risk to the Company’s stockholders except with respect to the following. One or more stockholders who desire to file lawsuits against the Company, its directors or employees, in multiple jurisdictions in an effort to increase the settlement value of their lawsuits by increasing the Company’s costs to defend against multiple lawsuits, might prefer to be able to file lawsuits in multiple jurisdictions. Further, one or more stockholders who believe that the relevant law or demographic of a potential jury pool of a jurisdiction other than those specified by the proposed amendment might be more favorable to their claims, might prefer to file elsewhere. Also, one or more stockholders who believe that the relevant law is less settled in another jurisdiction might prefer to file elsewhere in an effort to increase the settlement value of their claims. The proposed amendment may also reduce the likelihood of derivative litigation against directors and employees, even though an action, if successful, might benefit the Company and its stockholders.

Although exclusive jurisdiction provisions such as the one the Board is proposing are becoming increasingly common, and the Board knows of no reason a court in another state would not be willing to enforce its terms, the Board cannot be sure that all state courts would enforce the provision and transfer any covered proceeding to the Delaware courts.

This description of the proposed amendment to the Company’s Amended and Restated By-Laws is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Company’s Amended and Restated By-Laws, as amended by the attached proposed amendment to this proxy statement as Appendix B, and the Company’s Amended and Restated By-Laws attached has been marked to show the proposed changes.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS.

Vote Required

The proposal to amend the Company’s Amended and Restated By-Laws requires the favorable vote of at least 66-2/3% of the shares of our common stock outstanding on the record date entitled to vote at the meeting.

PROPOSAL NO. 4 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, our stockholders will vote on a non-binding, advisory proposal regarding the fiscal 2015 compensation of our named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Vote Required

Approval of the advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 5 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Principal Accountant Fees and Services

For fiscal years 2014 and 2013, the following fees were billed to us for the indicated services:

	2014	2013
Audit Fees	$980,639	$1,118,934
Audit-Related Fees	—	—
Tax Fees	217,564	135,968
All Other Fees	—	103,794

Total Independent Accountant’s Fees	$1,198,203	$1,358,696

Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation and accounting consultations on proposed transactions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees.    Consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

During fiscal year 2014, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Vote Requirement

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas “broker non-votes” will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 26, 2015 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in Schedule 13G as filed with the Securities and Exchange Commission. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

The following table lists the number of shares and percentage of shares beneficially owned based on 30,026,360 shares of common stock outstanding as of March 26, 2015. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of March 26, 2015.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Arnold B. Siemer (1)	2,758,708	9.19%
York Capital Management Global Advisors, LLC (2)	2,180,264	7.26%
Royce & Associates, LLC (3)	2,128,740	7.09%
Rutabaga Capital Management, LLC (4)	1,924,554	6.41%
Eagle Boston Investment Management, Inc. (5)	1,626,421	5.42%
Directors and Named Executive Officers:
Richard P. Lavin (6)	195,411	*
C. Timothy Trenary (7)	82,913	*
Patrick E. Miller (8)	142,577	*
Brent A. Walters (9)	42,468	*
Geoffrey W. Perich (10)	—	*
Kevin R.L. Frailey (11)	—	*
Scott C. Arves (12)	78,965	*
Harold C. Bevis (13)	11,095	*
David R. Bovee (14)	70,865	*
Roger L. Fix (15)	18,595	*
Robert C. Griffin (16)	67,463	*
Richard A. Snell (17)	80,465	*
All directors and executive officers as a group (12 persons)	790,817	2.63%

*	Denotes less than one percent.

(1)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 28, 2015, on which Arnold B. Siemer reported sole voting and dispositive power over 2,758,708 shares of our common stock. The address for Mr. Siemer is 7795 Walton Parkway, Suite 175, New Albany, OH 43054.

(2)

Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 17, 2015, on which York Capital Management Global Advisors, LLC reported sole voting and dispositive power over 2,180,264 shares of our common stock. According to the Schedule 13G/A, York Capital Management Global Advisors, LLC, the sole managing member of the general partner of each of York Select, L.P., York Select Master Fund, L.P. and York Select Investors Master Fund, L.P. and the sole managing member of York Managed Holdings, LLC and York UCITS Holdings, LLC, exercises investment discretion over such investment funds and the managed accounts managed or advised by York Managed Holdings, LLC or York UCITS Holdings, LLC and accordingly may be deemed to have beneficial ownership over the shares of common stock directly owned by such investment funds and the managed accounts. The address for York Capital Management Global Advisors, LLC is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(3)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 6, 2015, on which Royce & Associates, LLC reported sole voting and dispositive power over 2,128,740 shares of our common stock. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(4)

Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 13, 2015, on which Rutabaga Capital Management, LLC reported sole voting and dispositive power over 1,924,554 shares of our common stock. The address for Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, MA 02109.

(5)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 22, 2015, on which Eagle Boston Investment Management, Inc. reported sole voting and dispositive power over 1,626,421 shares of our common stock. The address for Eagle Boston Investment Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

(6)	Includes 71,044 shares of restricted stock that vest in two equal installments on October 20, 2015 and 2016; 55,473 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015. Of these shares, 15,625 shares are indirectly held by the Richard P. Lavin Revocable Trust dated July 3, 2002, of which Mr. Lavin is the trustee; and 15,625 shares are indirectly held by MLPF&S Cust FPO Richard Lavin IRA FBO Richard Lavin.

(7)	Includes 27,652 shares of restricted stock that vest in two equal installments on October 20, 2015 and 2016; and 31,435 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(8)	Includes 5,489 shares of restricted stock that vest on October 20, 2015; 18,573 shares of restricted stock that vest in two equal annual installments on October 20, 2015 and 2016; and 23,669 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(9)	Includes 14,794 shares of restricted stock that vest in two equal installments on October 20, 2015 and 2016; and 23,299 shares of restricted stock that vest annually in three equal annual installments commencing on October 20, 2015.

(10)	With Mr. Perich’s separation from the Company effective February 1, 2015, as disclosed elsewhere in this document, all restricted shares were forfeited in accordance with the terms of the Equity Incentive Plan. We are unaware of any shares owned by Mr. Perich.

(11)	With Mr. Frailey’s separation from the Company effective October 31, 2014, as disclosed elsewhere in this document, all restricted shares were forfeited in accordance with the terms of the Equity Incentive Plan. We are unaware of any shares owned by Mr. Frailey.

(12)	Includes 2,635 shares of restricted stock that vest on October 20, 2015; 6,244 shares of restricted stock that vest in two equal annual installments on October 20, 2015 and 2016; and 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(13)	Includes 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(14)	Includes 2,635 shares of restricted stock that vest on October 20, 2015; 6,244 shares of restricted stock that vest in two equal annual installments on October 20, 2015 and 2016; and 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(15)	Includes 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015. Of these shares, 7,500 shares are indirectly held by Roger L. Fix Revocable Trust, of which Mr. Fix is the trustee.

(16)	Includes 2,635 shares of restricted stock that vest on October 20, 2015; 6,244 shares of restricted stock that vest in two equal annual installments on October 20, 2015 and 2016; and 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015.

(17)	Includes 2,635 shares of restricted stock that vest on October 20, 2015; 6,244 shares of restricted stock that vest in two equal annual installments on October 20, 2015 and 2016; and 11,095 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2015. Of these shares, 75,465 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in a trust for the benefit of Mr. Snell’s children.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Executive Summary provides an overview of the 2014 compensation program for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”). For 2014, our NEOs included Messrs.:

•	Richard P. Lavin, President and Chief Executive Officer (“President & CEO”)

•	C. Timothy Trenary, Executive Vice President and Chief Financial Officer

•	Geoffrey W. Perich, former President of Global Construction & Agriculture Markets

•	Kevin R. L. Frailey, former President of Global Construction, Agriculture & Military Markets

•	Patrick E. Miller, President of Global Truck & Bus Markets

•	Brent A. Walters, Senior Vice President and General Counsel, Chief Compliance Officer and Secretary

Our compensation programs are designed to balance annual and long-term organizational goals with the individual performance and contributions of the NEOs to ensure the interests and behaviors of our NEOs are closely aligned with those of our stockholders. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and further align their interests with those of our stockholders.

Throughout 2014, the Compensation Committee (as used in this section, the “Committee”) continued to place primary emphasis on long- term and at-risk incentive compensation as follows:

•

The Committee did not increase the base salaries of our NEOs for 2014, except for Mr. Miller who received an annualized market adjustment of $20,000 in July 2014 in connection with his assumption of responsibility for our North American Aftermarket and Structures business, and Mr. Perich who received an annualized promotional increase of $50,000 in November 2014 when he assumed increased responsibilities as President of Global Construction & Agricultural Markets.

•

On March 3, 2014, the Committee adopted the Commercial Vehicle Group 2014 Bonus Plan (the “2014 Bonus Plan”) with the same incentive target award opportunities, expressed as a percent of salary, for the NEOs as the prior year plan, except for an increased target award opportunity for Mr. Perich, pro-rated as of November 1, 2014 to reflect his promotion to President of Global Construction & Agriculture Markets.

•	The Committee adopted challenging performance goals for the 2014 Bonus Plan that were purely financial in nature, with a minimum threshold of performance required for the payment of incentive awards.

•

The Committee approved time-vested restricted stock awards for the NEOs based on values comparable to the 2013 awards, except the 2013 awards for Mr. Lavin and Mr. Trenary reflected their inducement grants of 100,000 and 40,000 shares, respectively, negotiated at hire.

•

The Committee approved long-term cash incentive opportunities for the NEOs with targets comparable to the 2013 awards except that the mix of performance cash and restricted shares for Messrs. Lavin and Trenary were impacted by the restricted share inducement grants made at hire. Such awards are cliff vested and tied to our total shareholder return (“Total Shareholder Return”) over a three-year performance period that runs from October 1, 2014 through September 30, 2017. Total Shareholder Return is defined as the change in stock price in addition to any dividends paid, over the three-year performance cycle, divided by the average share price for twenty trading days leading up to the beginning and end of the performance period. The Committee tied the long-term cash incentive opportunities to our Total Shareholder Return relative to the same peer group of eleven companies (the “Total Shareholder Return Peer Group”) serving as the comparator group for the 2013 grant.

•

The Committee strengthened the stock ownership guidelines for the President & CEO and the Presidents of Global Truck & Bus Market and Global Construction & Agriculture Market (hereinafter the Presidents of Global Truck & Bus Market and Global Construction & Agriculture Market are collectively referred to as “Division Presidents”) in 2014 to further encourage a long term personal stake in the Company’s success. Under these enhanced guidelines, stock ownership requirements were increased from three times base salary to five times base salary for the President & CEO, and from two times base salary to three times base salary for Division Presidents. The ownership guidelines for all other executive officers were maintained at two times base salary, and all designated non-executive officers are required to hold stock equal to their base salary.

At our 2014 Annual Meeting of Stockholders held on May 15, 2014, the compensation of our NEOs was approved, on an advisory basis, by approximately 78% of our stockholders voting on the matter. The Committee considered the results of this vote, which it viewed as an endorsement of our executive compensation programs, but did not take any specific compensation actions in fiscal year 2014 in response to the executive compensation advisory vote. At the 2015 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Committee will continue to consider the results from 2015 and future advisory votes when contemplating executive compensation decisions.

In 2014, the key measures we used to determine our annual cash compensation were exclusively financial in nature and consisted of revenues, operating profit margin, and return on average invested capital (“ROAIC”), adjusted for one-time charges primarily associated with manufacturing facility closures.

Compensation Philosophy, Objectives and Process

Compensation Philosophy and Objectives

Our executive compensation program is designed to align total compensation with the Company’s financial performance and each NEO’s individual contributions to the business, while also supporting our ability to attract and retain NEOs capable of having a significant strategic impact on our success. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards. This multi-year framework of cash and equity awards encourages executive retention and aligns the interests of our executives with those of our stockholders.

The specific objectives of our executive compensation program include:

•	Attracting and retaining highly-qualified executives who will contribute to our long-term success;

•	Linking executive compensation to the achievement of our short and long term operational, financial and strategic objectives; and

•	Aligning executive compensation with each executive’s individual performance and level of responsibility.

The Committee has structured executive compensation based on these objectives, while also considering current economic and industry conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry. In 2014, the Committee continued to employ a long-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a long-term performance cash award tied to our Total Shareholder Return relative to an established peer group over a three year award period. The Committee is committed to paying executives for performance and rewarding the increase in long term shareholder value, while discouraging excessive risk taking. The Committee considers a number of factors when setting total compensation including market conditions, current business challenges, and long term strategic objectives. The Committee intends to continue to implement a compensation philosophy that places the greatest emphasis on at-risk compensation tied to performance.

We typically set performance targets under our annual cash incentive compensation program such that NEOs receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will be above targeted levels; and when performance is below the pre-determined targets, total compensation will be below targeted levels. Historically, payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs in 2010 and 2011 were above target levels, while overall performance and the compensation paid to our NEOs in 2012 and 2013 were below target levels. For 2014, overall performance and compensation paid to our NEOs was at target.

Compensation Process

The Committee considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•	Our actual versus targeted performance against operating profit margin, corporate net sales and OPACC;

•	Achievement of certain financial metrics and operational outcomes which, in the judgment of the Committee, contributed to our overall success for the particular year in question;

•	Evaluations of each individual NEO’s performance and contributions; and

•

The competitiveness of executive compensation as compared to compensation surveys compiled by PM&P. This analysis is performed on a periodic basis by PM&P, with the last analysis completed in August 2014, based on general manufacturing companies of comparable size. PM&P only provides executive and non-employee director compensation consulting services to the Company, as directed by the Committee, and reports directly to the Committee Chairman. The scope of PM&P’s work is limited to consulting services related to executive compensation, including review of this proxy statement.

Leadership Transitions

On October 9, 2014, we announced the separation of Kevin R. L. Frailey as President of Global Construction, Agriculture & Military Markets, effective October 31, 2014. In connection with his separation, the Company entered into a separation agreement that provided for six months of severance through payroll continuation, in an amount not to exceed $159,570. Under the terms of the Agreement, any unvested awards outstanding as of October 31, 2014 were forfeited.

Coincident with Mr. Frailey’s departure, we announced the promotion of Geoffrey Perich to President of Global Construction & Agriculture Markets as of October 24, 2014. In connection with Mr. Perich’s promotion, his base salary was increased to $300,000 and his annual bonus target under the Company’s Bonus Plan was increased from 50% to 75% of base salary. The Company agreed to continue Mr. Perich’s international service employee benefits package for the duration of his assignment in Shanghai, valued at approximately $331,051 annually.

Mr. Perich subsequently resigned his position with the Company, effective February 1, 2015. In connection with his separation, the Company entered into a separation agreement that provided for the continuation of Mr. Perich’s international service employee benefits package through June 2015, coincident with the conclusion of the school year for his dependent children, and a lump sum payment of $100,000 associated with the estimated cost of repatriating Mr. Perich and his family from China to their home in Australia.

Compensation Structure

Compensation Levels and Benchmarking

The Committee has engaged PM&P to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies, as published in executive compensation surveys. The 2014 analysis prepared by PM&P incorporated data from four executive compensation surveys, which included the 2013 Mercer U.S. Executive Benchmark Database and the 2013 Towers Watson Top Management Compensation Survey. The examination and comparison of this data is an important component of the Committee’s review but does not serve as the sole basis for compensation decisions.

In addition, PM&P provided, and the Committee examined, executive compensation data for a group of fifteen manufacturing companies considered to be competitors for business and/or executive talent (the Compensation Peer Group), including the eleven companies included in the Total Shareholder Return peer group in addition to four other companies. The Compensation Peer Group had median net revenues of $949 million, which was slightly above the Company’s twelve-month trailing net sales. The Compensation Peer Group consisted of the following 15 companies:

Accuride Corp.	Meritor, Inc.
Altra Industrial Motion Corp.	Modine Manufacturing Company
Core Molding Technologies Inc.	Shiloh Industries, Inc.
Drew Industries Incorporated	Standard Motor Products, Inc.
EnPro Industries, Inc.	Stoneridge, Inc.
Fuel Systems Solutions, Inc.	Titan International, Inc.
Gentherm Incorporated	WABCO Holdings, Inc.
LB Foster Co.

For 2014, the Committee generally targeted base salaries for our NEOs at or near the market 50th percentile (or median), and performance-based annual incentives, at target, above the market median as compared to similarly situated executive officers in the Compensation Peer Group and as reported within published executive compensation surveys for comparable organizations. In 2014, the base salaries paid to Mr. Lavin and Mr. Trenary were above the market median as a result of the competition for top talent when we recruited for these positions. Target Total Cash Compensation (salary and target annual cash incentives) is at or above the market median for all of our NEOs, consistent with our philosophy to pay above market incentive compensation if aggressive annual performance goals are met.

The Committee believes this pay philosophy, with an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in a very competitive industry.

Compensation Elements – Overview

The three principal compensation components for our NEOs are:

•	Base Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation

In addition, Mr. Lavin is party to an employment agreement and our other current NEOs are party to Change-in-Control & Non-Competition Agreements that provide for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control. We also provide a limited number of executive perquisites, as described below and in the accompanying tables and narrative disclosures, and retirement benefits as discussed below. The Committee believes the limited use of targeted perquisites provides important attraction and retention elements in a competitive market for executive officers.

Additionally, we paid or reimbursed relocation expenses totaling $193,326 for Mr. Walters, who was hired in October 2013 but did not complete his relocation until 2014.

Compensation Mix

We use the principal components of compensation described above to provide at-risk compensation, retention value, and an equity stake to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•

We embrace a pay for performance philosophy that ties a substantial portion of executive pay to performance, requires performance at the threshold level in order to qualify for incentive awards, and puts such compensation at risk each year.

•	Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long term cash performance awards.

•	We seek an appropriate mix of annual and long-term incentive opportunities.

Our NEOs’ compensation is weighted towards variable incentives that provide for award opportunities based on our annual and long-term performance. The Committee believes this pay mix motivates NEOs to undertake tasks and achieve results that support the creation of long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the principal objectives of our compensation philosophy. On average, over 64% of the total compensation opportunity for our NEOs is variable or “at risk.” In 2014, of the total value of LTI awards, 50% was in the form of time-based restricted stock awards and 50% was in the form of a cash performance award.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the 2014 Bonus Plan and target LTI (including target long-term time-based restricted stock awards and cash performance awards) as a percentage of 2014 target total compensation opportunities for our current NEOs.

Note: AIP reflects target award opportunities as shown in the Target column of the 2014 Grants of Plan-Based Awards Table (100% of salary for Mr. Lavin and 75% of salary for Messrs. Trenary, Walters and Miller). LTI reflects the sum of target cash performance awards, as reported in the 2014 Grants of Plan-Based Awards Table, in addition to the grant date value of restricted stock grants made on November 21, 2014, at a price of $6.76 per share. Restricted stock values are shown in the Stock Awards column in the 2014 Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table for each NEO. Each NEO received LTI awards with a target grant date value equal to 100% of salary, split equally between restricted stock award and long-term performance cash award.

The grant date value of equity-based awards to each NEO in 2014 was comparable to the value of restricted stock awards issued for similarly situated positions in 2013, except the 2013 awards for Mr. Lavin and Mr. Trenary reflected their inducement grants of 100,000 and 40,000 shares, respectively, negotiated at hire, which subsequently impacted the mix of performance cash and restricted shares that comprised their LTI award for the 2013 calendar year. The Committee continued the use of long-term performance cash awards linked to our three-year Total Shareholder Return ranking compared to a group of peer companies. Generally, these awards represent half of the target LTI value. The long-term performance cash awards granted in 2014 will not be payable until 2017 and may range anywhere from 0% to 150% of target based on our performance relative to peers.

The specific relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience and time in the industry, but consistently reflects the Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.

Employment Agreements

Mr. Lavin

Under the terms of Mr. Lavin’s three-year employment agreement (“Mr. Lavin’s Employment Agreement”), Mr. Lavin receives a base salary of $750,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan as may be in effect from time to time based on a target award opportunity of at least 100% of Mr. Lavin’s base salary. Pursuant to the employment agreement, Mr. Lavin will be eligible to receive equity and other LTI awards under any applicable plan adopted by the Company for which employees are generally eligible. Pursuant to the terms of the Company’s long-term incentive plan (the “Equity Incentive Plan”), Mr. Lavin’s current target LTI award opportunity is equal to $750,000, with 50% of the award being provided in time-based restricted stock which vest ratably over a period of three years and 50% in the form of a cash-based, performance driven award based on relative total shareholder return versus a defined peer group.

During the term of his employment, Mr. Lavin is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Lavin’s Employment Agreement provides for certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change-in-Control section on page 39.

Mr. Trenary

In connection with his employment as Executive Vice President and Chief Financial Officer, Mr. Trenary receives a base salary of $425,000, subject to annual review and periodic upward adjustment as determined by the Committee, and an annual incentive opportunity under the Company’s annual incentive plan as may be in effect from time to time based on a target award opportunity of at least 75% of Mr. Trenary’s base salary. Additionally, Mr. Trenary is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which employees are generally eligible.

Mr. Trenary is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Trenary may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change-in-Control section on page 39.

Mr. Miller, Mr. Walters, and Mr. Perich

In connection with their employment, Messrs. Miller, and Walters are covered by Change-in-Control and Non-Competition Agreements which provide for certain benefits upon termination, as detailed in the Payments Upon Termination or Change-in-Control section on page 39. During the time of their employment, Messrs. Miller and Walters are entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Commercial Vehicle Group, Inc. Deferred Compensation Plan, subject to satisfying applicable eligibility requirements. During 2014, Mr. Perich was also party to a Change-in-Control Agreement that provided benefits upon termination similar to the benefits provided to Messrs. Miller and Walters, but Mr. Perich’s Change-in-Control agreement providing for any payment to him in the event of a change-in-control terminated as of the date of his separation from the Company.

Compensation Elements

Salary

We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of a new hire, to attract high quality executive talent using the Committee’s discretion and judgment. The Committee sets salaries based on market competitiveness, the NEOs’ roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Committee and periodic adjustments are based on the factors noted above, as well as input from the President & CEO (as relates to his direct reports) and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above.

The NEOs did not receive any base salary increases in 2014, except for Mr. Miller who received a market salary adjustment of $20,000 effective July 21, 2014, in connection with his assumption of responsibility for our North American Aftermarket and Structures business, and Mr. Perich who received a promotional increase of $50,000, effective November 1, 2014, in connection with his promotion to President of Global Construction & Agriculture Markets. These increases were intended to bring the salaries of Mr. Miller and Mr. Perich in line with industry benchmarks and competitive practice, and compensate them for their increased responsibilities, as determined by the Committee.

At its meeting on March 11, 2015, the Committee decided to maintain the current level of salaries for all NEOs for 2015, except for Mr. Miller, whose base salary was considered for adjustment based on competitive benchmarks within the comparator group and in recognition of Mr. Miller’s strong individual performance. Effective April 13, 2015, the Committee approved a base salary increase for Mr. Miller from $320,000 to $330,000, consistent with the Company’s effective date for enterprise wide merit increase reviews.

The Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the Compensation Peer Group and published survey data, except the initial base salary positioning was aggressive for recruiting for the President & CEO and Chief Financial Officer positions to support the attraction and retention of top talent for these critical assignments.

Annual Incentive Compensation

Annual incentive compensation is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined initially as a percentage of each NEO’s salary for the fiscal year, and are tied to the achievement of pre-determined financial performance targets, with the Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.

As noted above, in March 2014, the Committee adopted the 2014 Bonus Plan and approved financial performance goals for 2014 based on our business plan and strategic objectives. The target award opportunity for Mr. Lavin was set at 100% of base salary. The target award opportunity for Messrs. Trenary, Miller, Frailey, and Walters was set at 75% of their base salary. The target award opportunity for Mr. Perich was set at 50% of base salary, and subsequently increased, on a pro-rated basis, to 75% of base salary in November of 2014 in connection with his promotion to Division President of Global Construction & Agriculture Markets. Expressed as a percentage of salary, these were the same NEO target award opportunities established for 2013, except for Mr. Perich’s pro-rated target adjustment.

The Committee adopted objective, financial performance metrics for the 2014 Bonus Plan, including operating profit margin, net sales, and ROAIC. Operating profit margin was selected by the Committee as a plan metric based on the high correlation to Total Shareholder Return. Net sales was selected based on the emphasis the Company’s strategic plan places on top-line growth. ROAIC was selected to encourage the efficient and profitable use of capital in business operations. For NEOs with enterprise-wide responsibilities, including Messrs. Lavin, Trenary, and Walters, performance was measured on a consolidated basis. Participants assigned to a specific business unit, including Mr. Frailey, Mr. Miller and Mr. Perich, had a mix of consolidated and line of business metrics to promote both high level collaboration and divisional “line of sight” performance. As shown below, 60% of the total award opportunity for all NEOs was tied to consolidated profitability, as measured by corporate operating profit margin.

2014 Bonus Plan Metrics and Weighting

	Net Sales		Operating Profit Margin		ROAIC	TOTAL
	Corporate	Business Unit	Corporate	Business Unit	All
Corporate Executives	20%		60%		20%	100%
Business Unit Executives		15%	60%	10%	15%	100%

The Committee also approved Threshold, Target, and Superior performance targets and corresponding award opportunities for the 2014 Bonus Plan. The following table summarizes consolidated performance goals for Fiscal Year 2014. Specific financial goals at the business unit level are not disclosed due to concerns of competitive harm.

2014 Bonus Plan Performance Goals

Consolidated Metric	Threshold	Target	Superior
Operating Profit Margin	3.6%	4.6%	5.6%
Net Sales ($ Millions)	$747.7	$808.9	$870.1
ROAIC	2.0%	4.1%	6.2%

Award funding for each component is independent of the other components. For each component, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity, Target performance funds 100%, and Superior performance funds 200%. Straight line interpolation is used to determine award funding for results in between designated performance levels. For each component, achievement of a minimum threshold performance is required in order to receive an award.

The 2014 Bonus Plan included the following baseline formula for Mr. Lavin, Mr. Trenary and Mr. Walters:

BONUS = (2014 Base Salary x BF1x 60% x BF2) + (2014 Base Salary x BF1x 20% x BF3) + (2014 Base Salary X BF1 x 20% x BF4)

Where:

•	“2014 Base Salary” is each NEO’s salary at fiscal year-end 2014.

•

BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2014 base salary. Of the NEOs eligible for an incentive payment based on being actively employed on the date of payout, Mr. Lavin’s total Target Factor was 100%, and Messrs. Trenary and Walters’ Target Factor was 75%.

•

BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to the actual consolidated Operating Profit Margin performance for the plan year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target while payment for performance at or above the maximum level was set at 200% of target.

•

BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to the actual net sales performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum was set at 200% of target.

•

BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to the actual consolidated ROAIC performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum level was set at 200% of target.

The 2014 Bonus Plan included the following baseline formula for Mr. Frailey, Mr. Miller and Mr. Perich:

BONUS = (2014 Base Salary x BF1 x 60% x BF2) + (2014 Base Salary x BF1 x 15% x BF3) + (2014 Base Salary x BF1 x 10% x BF4) + (2014 Base Salary x BF1 x 15% x BF5)

Where:

•	“2014 Base Salary” is each NEO’s salary at fiscal year-end 2014.

•

BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2014 base salary. Of the NEO’s eligible for an incentive payment based on being actively employed on the date of payout, Mr. Miller’s Target Factor was 75%. Messrs. Frailey and Perich did not receive a payout of incentive payment because they were not actively employed on the payout date.

•

BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to the actual Operating Profit Margin performance for the plan year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target while payment for performance at or above the maximum level was set at 200% of target.

•

BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to the actual Net Sales performance for the specific business unit the NEO is responsible for, divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum was set at 200% of target.

•

BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to the actual operating profit margin performance for the specific business unit the NEO is responsible for, divided by the target set for the year. The payment for performance at threshold level was set at 25% while payment for performance at or above the maximum level was set at 200% of target.

•

BF5 (“Bonus Factor 5”) is scored independently as a fraction with a numerator equal to the actual ROAIC performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum level was set at 200% of target.

The Committee reserves the right to review, modify and approve, at its sole discretion, any awards issued under the 2014 Bonus Plan based on their assessment of the competitive environment and/or individual participant performance and contributions during the plan year. With respect to 2014 plan year payouts, the Committee did not exercise any discretion in the scoring of individual payments.

For 2014, we achieved 4.0% operating profit margin or 4.3% adjusted operating profit margin which was above the threshold level of 3.6% but below the target of 4.6%. We achieved $839.7 million in corporate net sales, above the target level of $808.9 million but less than the Superior level of $870.1 million. Adjusted ROAIC achievement was 4.3%, above the target of 4.1%, but below the maximum of 6.2%. Taken together, the annual incentive outcomes for our corporate executives (Messrs. Lavin, Trenary and Walters) totaled 100.3% of target.

For 2014, in addition to the corporate outcomes noted in the paragraph above, the Global Truck & Bus group achieved 9.6% in operating profit margin or 10% adjusted operating profit margin, which exceeded the Superior performance hurdle and achieved $534.1 million in net sales, which was also above the Superior performance hurdle. As a result, the calculated annual incentive payout for Mr. Miller was 114.3% of target.

For 2014, no bonuses were earned by Messrs. Frailey and Perich, as they were not employed by the Company at the time of award payout.

On February 2, 2015, the Committee also approved the Commercial Vehicle Group 2015 Bonus Plan (the “2015 Bonus Plan”) with the same performance measures as 2014, except that ROAIC was replaced with OPACC as an efficient use of capital metric that corresponds to the Company’s long term strategy. The metrics and weighting approved for the 2015 Bonus Plan, which includes business unit metrics for the Division Presidents, are as follows:

2015 Bonus Plan Metrics and Weighting

	Net Sales		Operating Profit Margin		OPACC	TOTAL
	Corporate	Business Unit	Corporate	Business Unit	All
Corporate Executives	20%		60%		20%	100%
Business Unit Executives		15%	60%	10%	15%	100%

Consistent with the target incentives established for 2014, the target incentive for Mr. Lavin was set at 100% of base salary for 2015. The target incentive opportunity for Messrs. Trenary, Miller and Walters was set at 75% of base salary. A 2015 target incentive bonus was not established for Mr. Perich given his resignation, but the Committee established a target incentive opportunity for the position of Division President, Global Construction & Agriculture, at 75% of base salary, pro-rated based on the effective date of the appointment for Mr. Perich’s successor. Expressed as a percentage of salary, fiscal 2015 target incentive award opportunities are the same as those in effect for 2014 for each NEO position.

Long-Term Incentives

The 2014 Equity Incentive Plan is designed to focus and reward executive officers’ efforts related to the long-term growth and future success of the Company. The Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Committee. The range of available equity awards provides the Committee flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change over time.

Since 2005, we have granted equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. The Committee continues to believe restricted stock is an appropriate form of equity compensation because it serves as a retention incentive for the current management team whose skills and experience are highly sought in the industry. The Committee also believes granting restricted stock aligns the executive officers’ interests directly with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period. On November 21, 2014, the Committee awarded restricted stock to the NEOs with a grant date value comparable to 50% of each NEOs base salary at the time of the grant.

Beginning in 2012, we added a cash component to the LTI award under the Equity Incentive Plan, to help manage equity plan dilution and share reserves. For 2014, the total target LTI award value for each of our NEOs was equal to 100% of base salary, and was equally weighted between time-based restricted stock, as described above, and long-term performance cash awards.

On November 21, 2014, the Committee approved long-term performance cash awards tied to our Total Shareholder Return over the three-year performance period from October 1, 2014 through September 30, 2017, relative to the Total Shareholder Return of the following comparator group of eleven companies (Total Shareholder Return Peer Group):

Accuride Corp.	Meritor, Inc.
Altra Holdings, Inc.	Modine Manufacturing Co.
Core Molding Technologies, Inc.	Stoneridge, Inc.
EnPro Industries, Inc.	Titan International, Inc.
Fuel Systems Solutions, Inc.	WABCO Holdings, Inc.
L.B. Foster Company

This is the same comparator group used for long-term performance cash awards granted in 2013. All of the companies in the Total Shareholder Return Peer Group are also included in the Compensation Peer Group, as they are viewed as competitors for business, executive talent, and/or investor dollars.

Potential payouts under the cash performance award can range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period relative to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 12 companies)	Percent of Target Award Earned
Top Quartile (rank of 1, 2, or 3)	150%
Second Quartile (rank of 4 through 6)	100%
Third Quartile (rank of 7 through 9)	50%
Bottom Quartile (rank of 10 through 12)	0% (No Payout)

The Committee believes the 2014 cash performance awards are consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. Under current accounting rules, the Company is able to true up any accounting expense associated with cash-settled awards tied to market-based performance conditions so that final expense recognized matches the actual performance outcome.

Conclusion

Fiscal 2014 was a positive year for the Company, as we developed and introduced our long term strategic plan, CVG 2020; and strengthened our leadership organization to support the execution of our strategic imperatives. Our fiscal 2014 overall financial performance results under the 2014 Bonus Plan were at target levels, as were pay levels for most of our NEOs, with particularly strong performance from our Global Truck & Bus group. Our executive compensation outcomes as described above, reflect our pay for performance philosophy. Our executive compensation program continues to place considerable emphasis on variable compensation, to align NEO pay with Company performance and long-term shareholder value creation. The Committee believes the current structure of our executive compensation program is appropriate and aligns with the Company’s compensation philosophy and program objectives.

Timing of Equity Grants

We did not grant any stock options or stock appreciation rights during 2014. We do not have a program in place at this time related to the timing and pricing of stock options in coordination with the release of material non-public information.

The Committee approved grants of restricted stock on November 21, 2014. For purposes of accounting, the restricted stock grants were valued at the closing share price that day of $6.76. Our President & CEO and the other NEOs did not play a role in the Committee’s decision on the timing of the 2014 restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting on each October 20th following the year of grant until such time as all shares of restricted stock in such grant have vested. Effective as of April 13, 2015, the Committee determined that it is advisable and in the best interests of the Company to grant off-cycle restricted stock awards under the Equity Incentive Plan to Messrs. Trenary and Miller to incentivize continued future performance and to encourage retention of their services. The off-cycle restricted stock award to Mr. Trenary was valued at $75,000 and to Mr. Miller was valued at $100,000. Such off-cycle awards were based on the closing price on April 13, 2015, and vest ratably over a three year period with the first vesting on October 20, 2015. Following Committee approval of the grants, our Human Resources and Finance Departments administered the grants made under the Equity Incentive Plan.

Adjustment or Recovery of Awards

We do not maintain any specific plans or policies that provide for the adjustment or recovery of awards if certain performance levels are restated. We will comply with any future regulatory requirements as mandated under the Dodd Frank Act as they become effective.

Risk Assessment

The Committee mitigates risk related to the Company’s compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership guidelines, anti-hedging policies, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are modest as a percentage of revenue and income and NEOs must deliver a minimum threshold performance in order to receive an award. The Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on the Company.

Consideration of Prior Amounts Realized

The Committee does not consider prior stock compensation gains in setting future compensation levels. The Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.

Post-Termination Payments

Change-in-Control Agreements

Each of our current NEOs, except for Mr. Lavin who has an employment contract, is party to a Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain terminations of employment both before and following a Change-in-Control of the Company. Mr. Lavin’s Employment Agreement was executed in August 2013; Mr. Trenary’s Change-in-Control Agreement was executed in January 2014; and Agreements for Messrs. Walters, Miller, Frailey and Perich were executed in October 2014. Messrs. Frailey’s and Perich’s Change-in-Control agreement providing for any payment in the event of a change-in-control terminated as of the date of their respective separation from the Company. The Change-in-Control Agreements and Mr. Lavin’s Employment Agreement generally provide the following:

Mr. Lavin and Mr. Trenary

•

Termination without “Cause” or by the executive for “Good Reason” in the absence of a Change-in-Control: Any annual incentive earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; and salary continuation severance pay at the base salary rate for an additional twenty four months for Mr. Lavin and an additional twelve months for Mr. Trenary.

•

Termination without “Cause” or by the executive for “Good Reason” within 13 months of a Change-in-Control: Any annual incentive earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of the termination as a result of the Change-in-Control; an amount equal to two times, in the case of Mr. Lavin, and one times, in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Lavin and for 12 months in the case of Mr. Trenary, in each case following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.

Messrs. Walters and Miller

•

Termination without “Cause” in the absence of Change-in-Control: Continued payment of base salary in accordance with the Company’s payroll practices in effect at the time of the employment separation for 12 months following such termination and a prorated amount of the annual incentive for the calendar year in which the termination occurs.

•

Termination without “Cause” or for “Good Reason” within 13 months of a Change-in-Control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, plus three-year average annual incentive, (2) earned but unpaid incentive compensation, (3) accelerated vesting of all outstanding stock options and restricted stock awards, and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	These agreements do not provide for any excise tax gross up payments.

Severance payments under these agreements will end immediately if the executive is in violation of any of his obligations under his agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under the Change-in-Control Agreements, and Mr. Lavin’s Employment Agreement, are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

As defined in the Change-in-Control Agreements and Mr. Lavin’s Employment Agreement,

“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.

“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary following a Change-in-Control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.

“Change-in-Control” means (1) change in more than 50% of beneficial ownership of the Company; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.

The amounts that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Committee also believes, based on their own experiences, that the provisions of the Change-in-Control Agreements and Mr. Lavin’s Employment Agreement are comparable to standard provisions of such agreements for executive officers in the competitive market.

Mr. Frailey

In connection with his separation in October 2014, Mr. Frailey received six months of severance through payroll continuation. All unvested restricted stock as of Mr. Frailey’s separation date were forfeited in accordance with the terms of the Equity Incentive Plan. In the Separation Agreement, Mr. Frailey agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment, and to facilitate an orderly transition of his job duties to a successor employee. Mr. Frailey also agreed to certain confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Frailey released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment.

Mr. Perich

Mr. Perich succeeded Mr. Frailey as President of Global Construction & Agriculture Markets as of October 27, 2014, but subsequently resigned this position, effective February 1, 2015. In connection with his separation, the Company agreed to continue his international service employee benefits package through June 2015 coincident with the conclusion of the school year for his dependent children, and further agreed to a lump sum payment of $100,000, based on the estimated cost of repatriating his family from China to Australia. All unvested restricted stock as of Mr. Perich’s separation date were forfeited in accordance with the terms of the Equity Incentive Plan. In the Separation Agreement, Mr. Perich agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment. Mr. Perich also agreed to certain confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Perich released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment.

Retirement Plans

We sponsor tax-qualified employee savings and retirement plans, (the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2014, eligible employees, including all of the current NEOs, could elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 50% of the first 6% of employee contributions. The 2014 Company match was discretionary and the employee contributions and the Company match are subject to certain statutory limitations. The matching amounts received by the NEOs in 2014 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan represent the only sources of retirement income provided by us for the NEOs. As of January 1, 2015, new employees over the age of eighteen years are automatically enrolled in the Company’s 401(k) Plan unless they specifically opt out. As of January 1, 2015, the Company matches 100% of the first 3% of participant contributions and 50% of the next 2% of participant contributions. All matching dollars vest immediately under the 401(k) Plan effective as of January 1, 2015.

Deferred Compensation Plan

We implemented the Deferred Compensation Plan (the “Deferred Plan”) in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. We match deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. Our match vests based on years of service with 33% vesting after one year, 66% after two years and 100% after three years. Distributions may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events include termination of employment, disability, death, unforeseeable emergency or a Change-in-Control.

Stock Ownership Guidelines and Hedging Policies

The Board strengthened the stock ownership guidelines for NEOs in 2014, which require executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President & CEO; (b) three times annual base salary for the Division Presidents and (c) two times annual base salary for the Chief Financial Officer and all other executive officers, and (d) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year in the fifth year after an executive becomes a Covered Person under the guidelines. As of March 2015, all of our NEOs and non-employee directors with at least five years of covered service have met the stock ownership requirements, and all other participants are making progress towards meeting the guidelines within the designated five year timeframe from becoming a Covered Person.

We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from us to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. This policy is posted on our website at www.cvgrp.com.

Impact of Tax and Accounting Considerations

In general, the Committee takes into account the various tax and accounting implications of the components of our compensation program.

Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers, including the Chief Executive Officer and each of the next three highest paid executive officers (other than the Chief Financial Officer). Exceptions are made for qualified performance-based compensation, among other things.

The components of compensation, including salaries, annual incentives, exercised stock options and vested restricted stock are tax deductible to the extent that they are less than $1 million for each NEO in a given year. Certain types of awards granted under our 2014 Equity Incentive Plan, including long-term performance cash awards, are generally intended to qualify as performance-based compensation under Section 162(m). For 2014, the Company did not receive a tax deduction for compensation amounts that totaled more than $1 million per NEO employed at year end.

The Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be fully deductible by reason of Section 162(m) or other provisions of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2014 Annual Report on Form 10-K and this Proxy Statement.

Scott C. Arves (Chairman)

Harold C. Bevis

Robert C. Griffin

Roger L. Fix

The following table summarizes the compensation of the NEOs for the years ending December 31, 2014, 2013 and 2012. The NEOs are the Company’s President and CEO, chief financial officer, three other most highly compensated current officers, and one former highly compensated officer in the table below.

2014 Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)
Richard P. Lavin(1)	2014	750,000	374,997	750,220	—	25,826	1,901,043
President and Chief	2013	757,692	707,000	58,500	—	50,457	1,573,649
Executive Officer
C. Timothy Trenary(1)	2014	424,999	212,501	318,844	—	7,800	964,144
Chief Financial Officer	2013	239,904	277,600	13,163	—	3,678	534,345
Patrick E. Miller(1)	2014	320,000	160,002	274,358	855	26,770	781,985
President Global Truck & Bus	2013	293,390	166,000	35,100	7,665	23,469	525,624
Brent A. Walters(1)	2014	315,000	157,501	236,319	27	25,973	734,820
SVP, General Counsel, Chief Compliance Officer and Secretary				—	—

Geoffrey W. Perich(1)(6)	2014	258,333	—	—	—	363,601	621,934
Former President GCAM
Kevin R.L. Frailey(1)	2014	276,179	—	—	117	40,259	316,555
Former President Global Construction, AG & Military	2013	319,140	166,031	37,339	29,184	41,044	592,738
	2012	319,140	166,028	174,404	5,075	45,808	710,455

(1)	Messrs. Walters and Perich were NEOs in 2014. They were not NEOs in 2013. Messrs. Lavin, Trenary and Miller were NEOs in 2014 and 2013. They were not NEOs in 2012.

(2)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The amount shown for Mr. Frailey for 2014 includes severance dollars paid. The amount shown for Messrs. Lavin and Trenary for 2013 includes dollar amounts paid as signing bonuses.

(3)	Amounts shown for 2014 represent the aggregate value of the restricted stock based on the closing price of $6.76 on the grant date. Amounts shown for 2013 represent the aggregate value of the restricted stock based on the closing price of $6.94 on the grant date, except for Mr. Lavin, whose grant date closing price was $7.07. Amounts shown for 2012 represent the aggregate value of the restricted stock based on the closing price of $7.85 on the grant date. See footnote (4) for details on the payment of 2013 incentives for Messrs. Lavin, Trenary, Miller and Frailey in equivalent restricted shares.

(4)	Amounts shown for 2014 represent incentive payments made in 2015 under the Commercial Vehicle Group 2014 Bonus Plan. The amounts shown for 2013 represent payments made in 2014 under the Commercial Vehicle Group 2013 Bonus Plan. For Messrs. Lavin, Trenary, Miller and Frailey, the 2013 Bonus Plan awards were paid in equivalent restricted shares that vest ratably over three years beginning in October 2014. Mr. Lavin received 6,566 shares valued at $58,500. Mr. Trenary received 1,478 shares valued at $13,163. Mr. Miller received 3,940 shares valued at $35,100. Mr. Frailey received 4,191 shares valued at $37,339. Amounts shown for 2012 represent incentive payments made in 2013 under the Commercial Vehicle Group 2012 Bonus Plan.

(5)	Represents above-market earnings in the Deferred Compensation Plan for Messrs. Miller, Walters and Frailey for 2014 and for Messrs. Miller and Frailey for 2013 and 2012. See the “2014 Deferred Compensation Table” that follows.

(6)	Mr. Perich’s salary for 2014 was paid in U.S. dollars. The International Service Employee compensation was paid in RMB and has been translated into U.S. dollars at a rate of 0.1623, the average exchange rate during the calendar year 2014.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2014:

2014 All Other Compensation Table

Name	Health Benefits ($)(1)	Company Contributions to Deferred Compensation and 401(k) Plans ($)(2)	Executive Plane Usage ($)(3)	Expatriate Expenses(4)	Total ($)
Richard P. Lavin	11,223	7,800	6,803	—	25,826
C. Timothy Trenary	—	7,800	—	—	7,800
Patrick E. Miller	2,463	24,307	—	—	26,770
Brent A. Walters	—	25,973	—	—	25,973
Kevin R.L. Frailey	7,487	32,772	—	—	40,259
Geoffrey W. Perich	32,550	—	—	331,051	363,601

(1)	Insurance premiums include executive life insurance, health-related reimbursements and health-related fees paid by the Company. The amount for Mr. Lavin includes $11,223 in life insurance premiums. The amount for Mr. Miller reflects $2,239 in health-related reimbursements and $224 in health-related fees. The amount for Mr. Frailey reflects $5,369 in health-related reimbursements, $537 in health-related fees, and $1,581 in life insurance premiums. The amount for Mr. Perich includes $31,200 in health-related fees and $1,350 in life insurance premiums. Beginning in 2014, the Compensation Committee eliminated the executive medical reimbursement program. Amounts paid to Messrs. Miller and Frailey in 2014 represent costs incurred under the program in 2013.

(2)	Represents our contribution equal to 50% on the first 6% of the participant’s contribution relating to our Deferred Compensation Plan and 401(k) Plans.

(3)	The Company calculates the estimated incremental cost to the Company for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to the Company is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. Beginning in 2010, the Compensation Committee eliminated all associated tax gross-ups for personal plane usage.

(4)	Represents International Service Employee benefits paid for Mr. Perich including $137,157 for housing, $104,109 for tuition for Mr. Perich’s three dependent children, and $89,793 in vehicle expense. The amounts shown for 2014 Expatriate Expenses were paid in RMB and have been translated into U.S. Dollars at a rate of 0.1623, the average exchange rate during the calendar year 2014.

The following table provides information regarding estimated possible payouts under the Commercial Vehicle Group 2014 Bonus Plan and the cash performance awards and restricted stock awards granted under the Equity Incentive Plan in 2014:

2014 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)(7)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Note	Threshold ($)	Target ($)	Maximum ($)
Richard P. Lavin	N/A	(1)	187,500	750,000	1,500,000	—	—
	11/21/2014	(2)	187,500	375,000	562,500	—	—
	11/21/2014		—	—	—	55,473	375,000
C. Timothy Trenary	N/A	(1)	79,688	318,750	637,500	—	—
	11/21/2014	(2)	106,250	212,500	318,750	—	—
	11/21/2014		—	—	—	31,435	212,500
Patrick E. Miller	N/A	(1)	60,000	240,000	480,000	—	—
	11/21/2014	(2)	80,000	160,000	240,000	—	—
	11/21/2014		—	—	—	23,669	160,002
Brent A. Walters	N/A	(1)	59,063	236,250	472,500	—	—
	11/21/2014	(2)	78,750	157,500	236,250	—	—
	11/21/2014		—	—	—	23,299	157,501
Geoffrey W. Perich(5)	N/A	(1)	56,250	225,000	450,000	—	—
	11/21/2014	(2)	75,000	150,000	225,000	—	—
	11/21/2014		—	—	—	—	—
Kevin R.L. Frailey(6)	N/A	(1)	59,839	239,355	478,710	—	—
	11/21/2014	(2)	—	—	—	—	—
	11/21/2014		—	—	—	—	—

(1)	N/A refers to a lack of grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis — Annual Incentive Compensation” for a description of the Commercial Vehicle Group 2014 Bonus Plan. These amounts represent potential payouts under the 2014 Bonus Plan. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation.”

(2)	Please see “Compensation Discussion and Analysis — Long-Term Incentives” for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on November 21, 2014 under the Equity Plan. These awards will be earned and payable following the end of the three-year performance period ending on September 30, 2017.

(3)	Represents the restricted stock awarded on November 21, 2014 under the Equity Plan. The shares vest ratably each October 20 over three years, beginning October 20, 2015.

(4)	Represents the aggregate value of the restricted stock based on the closing price of $6.76 on the grant date of November 21, 2014.

(5)	The Company did not make a restricted stock award to Mr. Perich in 2014.

(6)	Mr. Frailey separated from the Company on October 31, 2015 prior to the issuance of restricted stock and cash performance awards. As such he did not have a potential payout.

(7)	In addition to the restricted stock awards granted to the NEOs in November, Messrs. Lavin, Trenary, Miller and Frailey also received their calculated 2013 AIP in the form of equivalent restricted shares. Mr. Lavin received 6,566 shares valued at $58,500. Mr. Trenary received 1,478 shares valued at $13,163. Mr. Miller received 3,940 shares valued at $35,100 and Mr. Frailey received 4,191 shares valued at $37,339.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2014, calculated using the closing stock price of $6.66 on December 31, 2014:

	Stock Awards
Name	Note		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard P. Lavin	(1)		66,666	443,996	—	—
	(2)		4,378	29,157	—	—
	(3)		55,473	369,450	—	—
C. Timothy Trenary	(1)		26,666	177,596	—	—
	(2)		986	6,567	—	—
	(3)		31,435	209,357	—	—
Patrick E. Miller	(1	)(6)	15,946	106,200	—	—
	(2)		2,626	17,489	—	—
	(3)		23,669	157,636	—	—
Brent A. Walters	(1)		14,793	98,521	—	—
	(3)		23,299	155,171	—	—
Kevin R.L. Frailey	(4)		—	—	—	—
	(4)		—	—	—	—
Geoffrey W. Perich	(5)		12,488	83,170	—	—

(1)	Represents the restricted stock granted in November 2013 which vests in two equal installments on October 20 in 2015 and 2016.

(2)	Represents the restricted stock grant issued in March 2014 in lieu of earned cash bonuses for Messrs. Lavin, Trenary and Miller. These shares will vest in two equal installments on October 20 of 2015 and 2016.

(3)	Represents the restricted stock grant issued in November 2014. These shares will vest in three equal installments on October 20 of 2015, 2016 and 2017.

(4)	All of Mr. Frailey’s unvested shares were forfeited as separation as of October 31, 2014.

(5)	Mr. Perich had unvested shares as of December 31, 2014 which were subsequently forfeited in connection with his separation as of February 1, 2015.

(6)	Only reflects grants for Mr. Miller in 2013 and 2014 as a result of him becoming an NEO in 2013.

The following table shows the number of shares of common stock acquired by the NEOs upon the exercise of options and the vesting of restricted stock during 2014:

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)(1)
Richard P. Lavin	—	—	35,522	212,066
C. Timothy Trenary	—	—	13,826	82,541
Patrick E. Miller	—	—	22,276	132,988	(1)
Brent A. Walters	—	—	7,397	44,160	(1)
Kevin R.L. Frailey	—	—	26,055	155,548	(1)
Geoffrey W. Perich	—	—	6,244	37,277	(1)

(1)	Calculated using the closing stock price of $5.97 on October 20, 2014.

The table below shows the executive contributions, Company matching contributions, earnings and account balances for the NEOs in the Commercial Vehicle Group, Inc. Deferred Compensation Plan (the “Deferred Plan”), an unfunded, unsecured deferred compensation plan. Under the plan, the Company matches 50% of the first six percent of both salary and earned bonus. Please refer to the “Compensation Discussion and Analysis — Post-Termination Payments — Deferred Compensation Plan” for a detailed description of the Deferred Plan.

2014 Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Richard P. Lavin(1)	—	—	—	—	—
C. Timothy Trenary(1)	—	—	—	—	—
Patrick E. Miller(2)	26,354	1,408	21,860	—	287,775
Brent A. Walters(3)	26,169	1,090	1,095	—	—
Kevin R.L. Frailey(4)	32,442	1,415	22,843	—	576,999
Geoffrey W. Perich(1)	—	—	—	—	—

(1)	Messrs. Lavin, Trenary and Perich elected not to participate in this plan in 2014.

(2)	Mr. Miller elected to defer 6%, $26,354, of his eligible compensation for 2014. This amount was reported as compensation in the Summary Compensation Table for 2014. Company contributions of $1,408 were reported as other compensation in the Summary Compensation Table for 2014.

(3)	Mr. Walters elected to defer 6%, $26,169, of his eligible compensation for 2014. This amount was reported as compensation in the Summary Compensation Table for 2014. Company contributions of $1,090 were reported as other compensation in the Summary Compensation Table for 2014.

(4)	Mr. Frailey elected to defer 6%, $32,442, of his eligible compensation for 2014. This amount was reported as compensation in the Summary Compensation Table for 2014. Company contributions of $1,415 were reported as other compensation in the Summary Compensation Table for 2014. Of the aggregate balance at last fiscal year-end, Company contributions of $15,004 was reported as other compensation in the Summary Compensation Table for 2013 and Company contributions of $19,918 was reported as other compensation in the Summary Compensation Table of 2012.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2014, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Potential Payments Upon Termination or Change-in-Control Table

Executive	Voluntary Termination or Involuntary for Cause Termination	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control	Change-in-Control and Termination Within Thirteen Months
Richard P. Lavin
Severance Payments (1)(2)(3)	$—	$750,220	$2,250,220	$—	$750,220
Salary Termination Benefit(4)	—	—	—	—	2,308,720
Executive Incentives(5)	—	—	—	—	22,446
Restricted Stock(6)	—	842,603	842,603	—	842,603
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	37,934
Legal Counsel Representation(9)	—	—	—	—	50,000

Totals(10)	$—	$1,592,823	$3,092,823	$—	$4,011,923
C. Timothy Trenary
Severance Payments(1)(2)(3)	$—	$318,843	$743,843	$—	$318,843
Salary Termination Benefit(4)	—	—	—	—	591,003
Executive Incentives(5)	—	—	—	—	—
Restricted Stock(6)	—	393,519	393,519	—	393,519
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	18,967
Legal Counsel Representation(9)	—	—	—	—	50,000

Totals(10)	$—	$712,362	$1,137,362	$—	$1,372,332
Patrick E. Miller
Severance Payments(1)(2)(3)	$—	$274,358	$594,358	$—	$274,358
Salary Termination Benefit(4)	—	—	—	—	443,603
Executive Incentives(5)	—	—	—	—	2,462
Restricted Stock(6)	—	317,882	—	—	317,882
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	19,098
Legal Counsel Representation(9)	—	—	—	—	50,000

Totals(10)	$—	$592,240	$594,358	$—	$1,107,403
Brent A. Walters
Severance Payments(1)(2)(3)	$—	$236,319	$551,319	$—	$236,319
Salary Termination Benefit(4)	—	—	—	—	352,339
Executive Incentives(5)	—	—	—	—	—
Restricted Stock(6)	—	253,693	—	—	253,693
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	19,179
Legal Counsel Representation(9)	—	—	—	—	50,000

Totals(10)	$—	$490,012	$551,319	$—	$911,530
Geoffrey W. Perich
Severance Payments(1)(2)(3)	$—	$141,708	$300,000	$—	$141,708
Salary Termination Benefit(4)	—	—	—	—	308,125
Executive Incentives(5)	—	—	—	—	32,550
Restricted Stock(6)	—	—	—	—	—
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	31,200
Legal Counsel Representation(9)	—	—	—	—	50,000

Totals(10)	$—	$141,708	$300,000	$—	$563,583

(1)	In the case of Mr. Lavin, represents base salary for an additional 24 months, plus any annual incentive earned in the prior year but not yet paid, if Mr. Lavin’s employment is terminated without “Cause.” In the case of Messrs. Trenary, Miller, Walters, and Perich, represents 12 months, plus any annual incentive award earned in the prior year but not yet paid, if their employment is terminated without “Cause.” Mr. Frailey is not represented in the Change-in-Control table as he was separated prior to December 31, 2014.

(2)	In the case of Messrs. Lavin, Trenary, Miller, Walters and Perich, represents payment of any annual incentive award earned in the prior year but not yet paid, if their employment is terminated as a result of retirement, death or disability.

(3)	In the event of a Change-in-Control and termination within thirteen months, the named executive officers are entitled to the earned but unpaid portion of incentive compensation under the 2014 Bonus Plan. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of (A) six months from the date of the named executive officer’s separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

(4)	In the event of a Change-in-Control and termination within thirteen months, the salary termination benefit for Mr. Lavin is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Trenary, Miller, Walters and Perich the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to 401(k) or other qualified plans. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of Section 409A will be made on the earlier of the delay period. Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the named executive officer in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

(5)	Executive incentives for Mr. Lavin are equal to two times the amount of medical, financial and insurance coverage credited to him for 2014. Executive incentives for Messrs. Trenary, Miller, Walters and Perich are equal to the amount of medical, financial and insurance coverage credited to them for 2014.

(6)	The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2014, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2014 by the closing market price of our common stock on December 31, 2014.

(7)	In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated through December 31, 2014.

(8)	Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Lavin and 12 months for Messrs. Trenary, Miller, Walters and Perich.

(9)	Represents maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

(10)	In addition to these benefits, Messrs. Miller and Walters would be entitled to the vested portion of their account balance under the Deferred Plan in the event of their termination of employment, death, disability or a Change-in-Control. See “2014 Deferred Compensation Table.” Messrs. Lavin, Trenary and Perich elected not to defer any compensation under the Deferred Plan.

The Company is obligated to pay the following pursuant to the NEOs’ Change-in-Control Agreements:

Terminations due to death, disability, for “Cause” or voluntary termination — the NEO will receive the earned but unpaid portion of the base salary through the termination date.

For terminations by the Company without “Cause” prior to a Change-in-Control — the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with the Company’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Lavin, and 12 months for Messrs. Trenary, Miller, Walters and Perich.

For without “Cause” or “Good Reason” terminations occurring at or within 13 months of a Change-in-Control — The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Lavin receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Lavin also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Trenary, Miller, Walters and Perich is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without “Cause” or for “Good Reason” within 12 months of a Change-in-Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.

Change-in-Control — Under the 2014 cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the Equity Plan and/or imposed by the Compensation Committee.

Non-competition and non-solicitation provisions — pursuant to his Change-in-Control Agreement, Mr. Lavin has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Trenary, Miller, Walters and Perich has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.

On October 10, 2014, we entered into a Separation Agreement with Mr. Frailey, which terminated and superseded his Change-in-Control Agreement. Accordingly, he is not reflected in the Change-in-Control Table.

Terms of Employment for Executive Officers

Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in management performance bonus plan; vacation in accordance with Company policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in Company 401(k) Savings Plan; participation in Deferred Compensation Plan; relocation package in connection with the start of employment; and severance in accordance with the Company’s Change-in-Control and Non-Competition Agreement. Mr. Perich was also entitled to an international group medical policy in connection with his assignment in Shanghai, China.

Indemnification Agreements

In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and NEOs. These indemnification agreements require us, among other things, to indemnify our directors and NEOs for certain expenses, including attorneys’

fees, judgments, fines and settlement amounts, incurred by a director or NEO in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and NEOs.

Director Compensation

We pay our non-employee directors an annual retainer of $60,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $15,000 to the Audit Committee Chair, $10,000 to the Compensation Committee Chair and $7,500 to the Nominating & Corporate Governance Committee Chair. Effective, January 1, 2015, the annual retainer for non-employee directors will increase from $60,000 to $70,000.

We also compensate our non-employee directors through grants of restricted stock and in November 2014, we granted 11,095 shares of restricted stock to each of Messrs. Arves, Bevis, Bovee, Fix, Griffin, and Snell. Beginning in 2014, the target grant date value of annual restricted stock grants to non-employee directors was increased to $75,000. All restricted stock grants vest in three equal installments beginning on October 20 of the year following their grant date and continuing for the subsequent two years. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors in 2014. Mr. Lavin, a director and our President and CEO, receives no compensation for serving on our Board.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard A. Snell	115,000	75,002	—	—	—	—	190,002
Scott C. Arves	70,000	75,002	—	—	—	—	145,002
David R. Bovee	67,500	75,002	—	—	—	—	142,502
Robert C. Griffin	75,000	75,002	—	—	—	—	150,002
Roger L. Fix	35,000	75,002	—	—	—	—	110,002
Tony Johnson(3)	60,000	—	—	—	—	—	60,000
Harold C. Bevis	35,000	75,002	—	—	—	—	110,002
Arnold B. Siemer(4)	6,000	—	—	—	—	—	6,000

(1)	Represents the aggregate value of the restricted stock based on the closing price of $6.76 on the grant date.

(2)	The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2014 was 79,892, with the exception of Mr. Fix and Mr. Bevis who had 22,190 shares of unvested restricted stock.

(3)	Mr. Johnson passed away on November 16, 2014. He received his annual cash retainer in the amount of $60,000, but his death preceded the grant of restricted stock on November 21, 2014.

(4)	As disclosed elsewhere in this proxy statement, Mr. Siemer resigned from his position as Director effective February 5, 2014.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board or the Compensation Committee of any other company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants — In October 2004, the Company granted options to purchase 598,950 shares of common stock at $15.84 per share. These options have a ten-year term and vest ratably in three equal annual installments commencing on October 20, 2005. The stock options expired in the fourth quarter of 2014.

At the 2014 Annual Meeting of our Stockholders, our stockholders approved the 2014 Plan with 1,500,000 new shares available for awards. In addition to cumulative forfeitures of awards under the Company’s Fourth Amended and Restated Equity Incentive Plan, as of March 31, 2015, the Company has 1,892,868 shares available for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than us (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.

The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004, amended in 2011 and 2015, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board.

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2014 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee

Harold C. Bevis

David R. Bovee

Robert C. Griffin (Chairman)

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2016 annual meeting of stockholders must be received by us on or before the close of business December 12, 2015. Such proposals should be submitted by certified mail, return receipt requested.

The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our General Counsel and Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2016 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 14, 2016 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2016 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2016 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s General Counsel and Secretary.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Brent A. Walters, General Counsel and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Brent A. Walters

Senior Vice President, General Counsel,

Chief Compliance Officer and Secretary

April     , 2015

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMERCIAL VEHICLE GROUP, INC.

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Commercial Vehicle Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: Paragraph (H) of ARTICLE V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

(H) ~~Classification of Directors.~~ Commencing with the 2015 annual meeting of stockholders, ~~At~~ at each annual meeting of stockholders, directors of the Corporation shall be elected to hold office ~~until the expiration of the term for which they are elected~~ for a one-year term expiring at the next annual meeting of stockholders, and until ~~their~~ his or her successor~~s~~ shall have been duly elected and qualified, subject to his or her earlier death, resignation, retirement or removal from service as a director.~~; except that if~~ If any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation elected at or prior to the annual meeting of stockholders held in 2014 shall serve for the remainder of the term to which such director was elected or until such director’s earlier death, resignation, retirement or removal from service as a director ~~shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation to the designated classes in connection with the adoption of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable~~.

SECOND: The Board of Directors of the Corporation approved this Certificate of Amendment at a meeting held on [—], 2015, and directed that such Certificate of Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.

THIRD: This Certificate of Amendment was adopted by the approval of the stockholders of the Corporation at an annual meeting of the stockholders held on May 15, 2015 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 15th day of May, 2015.

COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation

By:
Name:
Title:

A-2

APPENDIX B

AMENDED AND RESTATED

BY-LAWS OF

COMMERCIAL VEHICLE GROUP, INC.

ARTICLE I

Offices

SECTION 1. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of the Corporation’s registered agent at such address shall be National Registered Agents, Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

SECTION 2. Other Offices. The Corporation may have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1. Place of Meetings. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

SECTION 2. Annual Meeting. An annual meeting of stockholders shall be held each year and stated in a notice of meeting or in a duly executed waiver thereof. The date, time and place of such meeting shall be determined by the Chief Executive Officer of the Corporation; provided, however, that if the Chief Executive Officer does not act, the Board of Directors shall determine the date, time, and place of such meeting. At such annual meeting, the stockholders shall elect directors to replace those directors whose terms expire at such annual meeting and transact such other business as may properly be brought before the meeting.

SECTION 3. Special Meetings. Special meetings of stockholders may be called for any purpose in the manner provided in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called only by the Chairman of the Board of Directors or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

SECTION 4. Notice of Meetings. Except as otherwise expressly required by statute, whenever stockholders are required or permitted to take action at a meeting, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at his address as it appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

SECTION 5. List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, either at a place within the city where the meeting is to be held or, if not so specified, at the place where the meeting is to be held. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 6. Quorum; Adjournments. The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 7. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in his absence or if one shall not have been elected, the Chief Executive Officer shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

SECTION 8. Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

SECTION 9. Voting. Except as otherwise provided by the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation) or the General Corporation Law of the State of Delaware, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one (1) vote for each share of capital stock of the Corporation standing in his name on the record of stockholders of the Corporation:

(a) on the date fixed pursuant to the provisions of Section 14 of Article II of these Amended and Restated By-laws (the “By-laws”) as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy which is in writing or transmitted as permitted by law, including, without limitation, electronically, via telegram, internet, interactive voice response system, or other means of electronic transmission executed or authorized by such stockholder or his attorney-in-fact, but no proxy shall be voted after (3) three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. Any proxy transmitted electronically shall set forth information from which it can be determined by the secretary of the meeting that such electronic transmission was authorized by the stockholder. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present and voting, in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted and the number of votes to which each share is entitled.

SECTION 10. Inspectors. The Board of Directors may, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

SECTION 11. Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as provided under Section 3 of this Article II, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at such meeting and (iii) who complies with the notice procedures set forth in this Section 11.

In addition to any other applicable requirements, for a nomination to be made by a stockholder such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 11. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 12. Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such annual meeting, (ii) is entitled to vote at such meeting and (iii) who complies with the notice procedures set forth in this Section 12.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days prior to or delayed by more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 12 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

SECTION 13. Action by Written Consent. Unless restricted by the Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of statute or of the Certificate of Incorporation or of these By-laws, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. The consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which the proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent delivered by certified or registered mail shall be deemed delivered until such consent is actually received at the Corporation’s registered office. All consents properly delivered in accordance with this Section 13 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this Section 13, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

SECTION 14. Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. Such notice shall specify the action proposed to be consented to by stockholders. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation. Such delivery to the Corporation shall be made to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of stockholders are recorded, to the attention of the Secretary of the Corporation. Such delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

In the event of delivery to the Corporation of a written consent or written consents purporting to authorize or take corporate action, and/or related revocation or revocations, (each such written consent and related revocation, individually and collectively, a “Consent”), the Secretary of the Corporation shall provide for the safekeeping of such Consent and shall as soon as practicable thereafter conduct such reasonable investigation as the Secretary deems necessary or appropriate for the purpose of ascertaining the validity of such Consent and all matters incident thereto, including, without limitation, whether holders of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent. If after such investigation the Secretary shall determine that the Consent is sufficient and valid, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of the stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action.

ARTICLE III

Board of Directors

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 2. Number, Election and Term. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of two-thirds of the total number of directors then in office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided, however, that whenever the holders of any class or series of Preferred Stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series of Preferred Stock present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office in the manner provided in the Certificate of Incorporation.

SECTION 3. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

SECTION 4. Annual Meetings. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 7 of this Article III.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall he held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the Chief Executive Officer.

SECTION 7. Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these By-laws. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 7, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these By-laws, such notice need not state the purpose of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, or similar means or (b) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records.

SECTION 8. Waiver of Notice and Presumption of Assent. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

SECTION 9. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these By-laws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

SECTION 10. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the Chief Executive Officer (or, in his absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman, shall act as secretary of the meeting and keep the minutes thereof.

SECTION 11. Resignations; Newly Created Directorships; Vacancies; and Removals. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal or any other cause shall be filled in the manner provided in the Certificate of Incorporation. Any director may be removed in the manner provided in the Certificate of Incorporation.

SECTION 12. Compensation. The Board of Directors shall have authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

SECTION 13. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

SECTION 14. Committee Rules. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the Board of Directors as provided in Section 13 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

SECTION 15. Action by Written Consent. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 16. Telephonic and Other Meetings. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV

Officers

SECTION 1. Number and Qualifications. The officers of the Corporation shall be elected by the Board of Directors and shall include the Chief Executive Officer, the President, the Chief Financial Officer, and the Secretary. The Corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as may be necessary or desirable for the business of the Corporation. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, and no officer except the Chairman of the Board, if any, need be a director. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of Chief Executive Officer and Secretary shall be filled as expeditiously as possible.

SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The Chairman of the Board, if any, shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or as soon thereafter as is convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these By-laws.

SECTION 3. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

SECTION 4. Removal. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof.

SECTION 5. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the Board of Directors then in office.

SECTION 6. Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.

SECTION 7. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these By-laws. If there is no Chief Executive Officer, the Chairman of the Board shall, in addition, be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 8 of this Article IV.

SECTION 8. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the powers and perform the duties incident to that position. He shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. Subject to the powers of the Board of Directors, he shall be in the general and active charge of the entire business and affairs of the Corporation, including authority over its officers, agents and employees, and shall have such other duties as may from time to time be assigned to him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect, and execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

SECTION 9. President. The President shall be the chief operating officer of the Corporation. He shall perform all duties incident to the office of President, and be responsible for the general direction of the operations of the business, reporting to the Chief Executive Officer, and shall have such other duties as may from time to time be assigned to him by the Board of Directors or as may be provided in these By-laws. At the written request of the Chief Executive Officer, or in his absence or in the event of his inability to act, the President shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer in respect of the performance of such duties.

SECTION 10. Vice President. Each Vice President shall perform all such duties as from time to time may be assigned to him by the Board of Directors. At the written request of the President, or in the absence or disability of the President, the Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions placed upon the President in respect of the performance of such duties.

SECTION 11. Chief Financial Officer. The Chief Financial Officer shall:

(a) have charge and custody of, and be responsible for, all the funds and securities of the Corporation;

(b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation;

(c) deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board of Directors or pursuant to its direction;

(d) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever;

(e) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefore;

(f) render to the Board of Directors, whenever the Board of Directors may require, an account of the financial condition of the Corporation; and

(g) in general, perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Board of Directors.

The Chief Financial Officer may also be the Treasurer if so determined by the Board of Directors.

SECTION 12. Secretary. The Secretary shall:

(a) keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;

(b) see that all notices are duly given in accordance with the provisions of these By-laws and as required by law;

(c) be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;

(d) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

(e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 13. The Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or, if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability to act or his failure to act (in violation of a duty to act or in contravention of direction to act by the Board of Directors), perform the duties and exercise the powers of the Treasurer and shall perform such other duties as from time to time may be assigned by the Board of Directors.

SECTION 14. The Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability to act or his failure to act (in violation of a duty to act or in contravention of direction to act by the Board of Directors), perform the duties and exercise the powers of the Secretary and shall perform such other duties as from time to time may be assigned by the Board of Directors.

SECTION 15. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

SECTION 16. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

SECTION 17. Absence or Disability of Officers. In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

Stock Certificates and Their Transfer

SECTION 1. Stock Certificates. The Board of Directors may issue stock certificates, or may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by a certificate and, upon request, every holder of uncertificated shares shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board or, the Chief Executive Officer, the President or a Vice-President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation. A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue more than one class or series of stock, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. The Corporation shall furnish to any holder of uncertificated shares, upon request and without charge, a full statement of the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Any request by a holder for a certificate shall be in writing and directed to the Secretary of the Corporation.

SECTION 2. Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate

SECTION 4. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

SECTION 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

SECTION 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 7. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VI

General Provisions

SECTION 1. Dividends. Subject to the provisions of statutes and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

SECTION 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.

SECTION 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors, which form may be changed by resolution of the Board of Directors.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each fiscal year and may thereafter be changed by resolution of the Board of Directors.

SECTION 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

SECTION 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 7. Loans. The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

SECTION 8. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board, or the Chief Executive Officer, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board, or the Chief Executive Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board, or the Chief Executive Officer may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

SECTION 9. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right of inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

SECTION 10. Section Headings. Section headings in these By-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing a provision herein.

SECTION 11. Inconsistent Provisions. In the event that any provision of these By-laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or the By-laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each case, shall be the Court of Chancery of the State of Delaware; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks personal jurisdiction over the indispensable parties named as defendants in such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

ARTICLE ~~VII~~ VII

Amendments

These By-laws may be amended, altered, changed or repealed or new By-laws adopted only in accordance with Article V of the Certificate of Incorporation.

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2015.

Vote by Internet •Go to www.envisionreports.com/CVGI •Or scan the QR code with your smartphone •Follow the steps outlined on the secure website
Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone •Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommend a vote FOR all nominees in Proposal 2, and FOR Proposals 1, 3, 4 and 5.

				For Against Abstain		For	Against	Abstain
1.	Adoption and approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Company’s Board of Directors and provide for the annual election of directors.			☐ ☐ ☐	3. Adoption and approval of an amendment to the Company’s Amended and Restated By-Laws to add a provision to designate Delaware Chancery Court as the exclusive forum for certain legal actions.	☐	☐	☐

						For	Against	Abstain
2.

Election of Directors: If Proposal 1 is approved by the Company’s stockholders, election of two Class II directors to hold office until the 2016 Annual Meeting of Stockholders, or if Proposal 1 is not approved by the Company’s stockholders, election of two Class II directors to hold office until the 2018 Annual Meeting of Stockholders.

					4. A non-binding advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
		For	Withhold			For	Against	Abstain
	01 - Harold C. Bevis 02 - Roger L. Fix	☐ ☐	☐ ☐		5. A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Brent A. Walters and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 26, 2015, at the annual meeting of stockholders to be held on May 15, 2015, at the Courtyard by Marriott Columbus-New Albany, 5211 Forest Drive, New Albany, OH 43054, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 2 on the reverse side, FOR Proposals 1, 3, 4, and 5, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE